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                            STOCK PURCHASE AGREEMENT

                                     between

                AMERICAN EMPIRE SURPLUS LINES INSURANCE COMPANY,

                                     Seller,

                                       and

                            JAMES RIVER GROUP, INC.,

                                    Purchaser

                            Dated as of April 3, 2003

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                                TABLE OF CONTENTS

                                        i

                                       ii

                                    SCHEDULES

Schedule 3.1.1(b)      Insurance Licenses

Schedule 3.1.1(c)      Surplus Lines Authority

Schedule 3.1.1(d)      Other Surplus Lines Activity

Schedule 3.1.4         Necessary Consents - Seller

Schedule 3.1.5         SAP Statements

Schedule 3.1.7         Litigation; Orders

Schedule 3.1.9         Restrictions on Authority

Schedule 3.1.11        Taxes

Schedule 3.1.11(k)     Taxes - Deferred Inter-Company Transactions

Schedule 3.1.19        Contracts

Schedule 3.2.3         Necessary Consents - Purchaser

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), dated as of April 3,
2003, is made by and between American Empire Surplus Lines Insurance Company, a
Delaware corporation ("Seller"), and James River Group, Inc., a Delaware
corporation ("Purchaser").

                               W I T N E S S E T H

          WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Fidelity Excess and Surplus Insurance Company (the "Company"),
an Ohio domiciled insurance company with 1,650,000 shares of common stock, par value $2.15 per share (the "Shares") outstanding; and

          WHEREAS, Seller desires to sell all of the Shares to Purchaser, and
Purchaser desires to purchase all of the Shares from Seller, upon the terms and conditions and for the consideration described below;

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein and of the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1. Definitions. The terms defined in this Article 1, whenever used in this Agreement, shall have the following meanings for all purposes of this
Agreement.

          "Affiliate" of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the terms
"control" (including, with correlative meaning, the terms "controlling,"
"controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliate Agreements" shall mean agreements between Company and an
Affiliate except for the Reinsurance Agreement and the Trust Account Agreement.

          "Agreement" shall have the meaning set forth in the Preamble of this
Agreement.

          "Annual Statements" shall have the meaning set forth in Section
3.1.5(a) of this Agreement.

          "Approvals and Filings" shall have the meaning set forth in Section
3.2.3 of this Agreement.

          "Business Day" means a day of the year other than Saturdays, Sundays or any other days on which banks are not required or authorized to close in
Ohio.

          "Closing" shall have the meaning set forth in Section 2.3(a) of this
Agreement.

          "Closing Balance Sheet" means the balance sheet of the Company as of the Closing Date to be delivered at or contemporaneously with the Closing in accordance with Section 2.3(c).

          "Closing Date" means the date on which the Closing shall take place.

          "Closing Payment" shall have the meaning set forth in Section 2.2 of this Agreement.

          "Code" means the United States Internal Revenue Code of 1986, as amended, or any successor thereto, including any rules and regulations issued thereunder.

          "Company" shall have the meaning set forth in the Recitals of this
Agreement.

          "Consents" shall have the meaning set forth in Section 3.1.4 of this
Agreement.

          "Consolidated Return" means any consolidated, combined or unitary Tax
Return which includes the Company.

          "Disclosure Schedule" means each of the Disclosure Schedules referred to herein, and all exhibits thereto.

          "Fair Market Value Adjustment" shall have the meaning set forth in
Section 2.3(b) of this Agreement.

          "Insurance Licenses" shall have the meaning set forth in Section
3.1.1(b) of this Agreement.

          "Indemnifiable Losses" shall have the meaning set forth in Section
8.2(a) of this Agreement.

          "Information Returns" means, with respect to any entity or group of entities, any and all reports, returns, declarations or other filings (other than Tax Returns), including but not limited to, federal and state wage reporting, employment and unemployment Tax Returns (e.g. IRS Forms 940, 941,
W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g. IRS Forms 1099 and 1042), that are required under Applicable
Law to be supplied to any Taxing Authority.

          "IRS" means the United States Internal Revenue Service.

          "Lien" means any lien, pledge, charge, security interest, title retention agreement, or other encumbrance or adverse claim of any kind.

          "Material Adverse Effect" means any event or occurrence which, individually or together with any other such event or such occurrence, has, or would be reasonably likely to have or result in, a material adverse effect on business, assets, liabilities, financial condition or results of operations of the Company, taken as a whole, or which would interfere with or delay the consummation of the transactions contemplated hereunder.

          "Operations" means all insurance and reinsurance business of the
Company, past or present.

          "Parties" shall have the meaning set forth in Section 7.1(a) of this
Agreement.

          "Person" means any individual, firm, partnership, association, corporation, trust, public or regulatory body, government or other entity.

          "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.

          "Purchaser" shall have the meaning set forth in the Preamble of this
Agreement.

          "Quarterly Statutory Statements" shall have the meaning set forth in
Section 3.1.5(a) of this Agreement.

          "Reinsurance Agreement" means the Reinsurance Agreement between
Company and Seller dated as of January 1, 2002 attached to this Agreement as
Exhibit A hereto, as amended by the Amendment to Reinsurance Agreement, effective as of January 1, 2002, in the form attached hereto as Exhibit C.

          "Responsible Officer" shall mean, with respect to any Party, the
Chairman, President, Chief Financial Officer or Senior Vice President of such
Party.

          "SAP" means (i) with respect to any annual statements and other financial reports of the Company, the statutory accounting practices prescribed or permitted by the Insurance Department of the State of Ohio for the
preparation of such annual statements and other financial reports and (ii) with respect to the Estimated Closing Balance Sheet and the Closing Balance Sheet,
the statutory accounting practices prescribed or permitted by the Insurance
Department of the State of Ohio for the preparation of financial statements of insurance companies of the same general type as the Estimated Closing Balance
Sheet and the Closing Balance Sheet.

          "Seller" shall have the meaning set forth in the Preamble of this
Agreement.

          "Shares" shall have the meaning set forth in the Preamble of this
Agreement.

          "Statutory Statements" shall have the meaning set forth in Section
3.1.5(a) of this Agreement.

          "Surplus as Regards Policyholders" shall mean surplus as regards policyholders based upon the Closing Balance Sheet as determined in accordance with SAP on the Closing Date after adjustments for termination of the Affiliate
Agreements and the Fair Market Value Adjustment.

          "Tax Returns" means with respect to any entity or group of entities, all reports, estimates, extension requests, information statements (including
Information Returns) and returns relating to, or required to be filed in connection with, any payment of any Tax.

          "Taxable Period" means, with respect to any Tax of any entity, or any group of entities filing a Consolidated Return for federal, state, local or foreign Tax purposes, the period for which the Tax is computed.

          "Taxing Authority" means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.

          "Taxes" (or "Tax," where the context requires) means (i) any and all taxes, fees, charges, levies or assessments, including, but not limited to, all federal, state, local, foreign and other income, profits, franchise, gross receipts, capital, sales, use, value added, ad valorem, transfer, employment, social security, disability, health insurance, occupation, property, severance, production, premium, payroll, real and personal property, stamp, unemployment insurance, social security, disability, workers compensation, withholding, excise and other taxes, duties and other similar governmental charges and assessments which are in the nature of a tax, (ii) any interest, penalties, fines and additions thereto and (iii) liability, if any, of others, including transferee liability, liability pursuant to Treasury Regulation section 1.1502-6
(or similar state, local or foreign law) or otherwise for any of (i) or (ii).

          "Trust Account Agreement" shall have the meaning set forth in Section
5.4 of this Agreement.

                                    ARTICLE 2
                         SALE OF THE SHARES AND CLOSING

     2.1. Sale of the Shares. Subject to the terms and conditions of this
Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing provided for in Section 2.3, Seller will sell, and Purchaser will purchase, the Shares free and clear of all Liens for the consideration specified in Section 2.2.

     2.2. Purchase Price. The purchase price for the Shares shall be $4,100,000
(the "Purchase Price") plus the Surplus as Regards Policyholders of the Company
(the "Closing Payment") payable in immediately available funds at the Closing
(as hereinafter defined).

     2.3. Closing.

          (a) The closing of the sale and purchase of the Shares (the "Closing")
     will take place at the offices of Seller, 580 Walnut Street, Cincinnati,
     Ohio, at 10:00 A.M., Ohio time, no later than the 5th Business Day after the fulfillment or waiver of the conditions precedent specified in Article
     4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other day as shall be agreed by Seller and Purchaser.

          (b) Not later than ten (10) Business Days prior to the Closing Date,
     Seller will deliver to Purchaser a draft of the Closing Balance Sheet in agreed form, specifying all of the assets of the Company, and their respective values, as of the Business Day immediately preceding the date of preparation thereof. The Purchaser may, for any or no reason, by written notice to Seller provided not later than the third Business Day prior to the Closing Date, require Seller to substitute specified assets reflected on the draft Closing Balance Sheet with cash in an amount equal to the
     Market Value of such asset(s). No such cash may be removed from the Company or encumbered prior to Closing. Seller will recalculate the Closing Balance
     Sheet as of a day that is not more than two (2) Business Days prior to the
     Closing Date to reflect any such substitutions and any changes in Market
     Values. For purposes of calculating the Purchase Price, the Surplus as
     Regards Policyholders of the Company, which will also be reflected in the
     Closing Balance Sheet, will be adjusted by the difference between the statutory book value of the Investment Portfolio and the Market Value thereof (the "Fair Market Value Adjustment"). Seller and Purchaser shall use their good faith efforts to, as promptly as possible following the execution of this Agreement but in any event by the third Business Day prior to the Closing, agree on the method used to determine the Fair Market
     Value Adjustment. For any security within the Investment Portfolio, "Market
     Value" will mean the closing price of such security on the trading day immediately preceding the date of determination, as reported by Bloomberg,
     L.P., or any successor performing its function of reporting securities prices.

          (c) At the Closing:

               (i) Seller shall transfer to Purchaser, free and clear of all
     Liens (other than restrictions on transfer under federal and state securities laws) the certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers in favor of
     Purchaser with all necessary stock transfer tax stamps affixed thereto.

               (ii) Seller shall deliver the Closing Balance Sheet.

               (iii) Purchaser shall pay the Closing Payment to Seller by a wire transfer of immediately available funds to such account as Seller shall have designated in writing to Purchaser at least two business days prior to the Closing Date.

               (iv) Seller shall deliver (x) an Amendment To Reinsurance
     Agreement in the form attached hereto as Exhibit C and (y) the Trust
     Account Agreement.

     2.4. Post Closing Adjustment.

          (a) No later than twenty (20) Business Days after the Closing Date,
Seller shall deliver to Purchaser a statement (the "Closing Statement") setting forth the Closing Balance Sheet and the corresponding Surplus as Regards
Policyholders which, solely for purposes of this Section 2.4(a), will reflect that the Investment Portfolio is marked to market as of the close of business on the Closing Date (the "Surplus"). Purchaser shall notify Seller in writing (the
"Disagreement Notice") within ten (10) Business Days immediately after receiving the Closing Statement if it reasonably determines that the Closing Statement does not fairly present the Surplus. If no Disagreement Notice is received by
Purchaser within such ten (10) Business Days, then the Closing Statement shall be deemed to be accepted by Purchaser and shall become final and binding upon the parties hereto.

          (b) During the thirty (30) days immediately following the delivery of the Disagreement Notice, if any, Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Disagreement Notice. If, at the end of such thirty (30) day period, Seller and Purchaser have been unable to resolve such differences, they shall promptly choose an independent national accounting firm (the "Independent
Accountant"). If the Parties are unable to agree upon such a firm within ten
(10) Business Days after the end of such thirty (30) day period, Seller, on the one hand, and Purchaser, on the other hand, shall each promptly select one such firm and these two firms shall select a third firm, in which event "Independent
Accountant" shall mean such third firm. The Parties shall submit to the
Independent Accountant for review and resolution any and all matters that remain in dispute with respect to the Disagreement Notice, and the opinion of the
Independent Accountant as to the Surplus, which shall be delivered in writing within 20 Business Days from such appointment, shall be final and binding upon the Parties; provided, however, that the Independent Accountant may only determine (and its review will be limited to such determination) whether the
Purchaser's or the Seller's 's position(s) shall be adopted. The expenses of the
Independent Accountant shall be borne by the Party that does not prevail in such determination.

          (c) The Closing Statement (and the Surplus set forth thereon), as finalized (if applicable) pursuant to any agreements reached by the parties hereto and/or the opinion of the Independent Accountant pursuant to Section
2.4(b), shall be used to determine adjustments to the Closing Payment, as defined in Section 2.2. In the event that the amount equal to (i) Surplus (as determined in accordance with Section 2.4) minus (ii) Estimated Surplus is greater than zero, Purchaser shall pay to Seller, no later than five (5)
Business Days immediately following the

finalization of Surplus in accordance with this Section 2.4, the full amount of such difference by wire transfer of immediately available funds to the account designated pursuant to Section 2.3(b)(v). In the event that the amount equal to
(i) Surplus (as determined in accordance with Section 2.4) minus (ii) Estimated
Surplus is less than zero, Seller shall pay to Purchaser, no later than five (5)
Business Days immediately following the final determination of Surplus in accordance with this Section 2.4, the full amount of such difference by wire transfer of immediately available federal funds to an account designated by
Purchaser.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          3.1.1. Organization, Authority, Standing, etc. of the Company.

          (a) The Company is a stock property and casualty insurance corporation duly organized, validly existing and in good standing under the laws of the
     State of Ohio. The Company has a valid, effective and subsisting certificate of authority from the Superintendent of Insurance of the State of Ohio (the "Ohio Insurance License") and has all requisite corporate and legal power, license and authority to carry on and transact all the kinds of insurance business permitted by its Ohio Insurance License and to own or lease and to operate its assets, properties and business both as now carried on and as permitted to be carried on pursuant to the Ohio Insurance
     License.

          (b) The Company is duly licensed, qualified and admitted to do business as a domestic or foreign insurance corporation under the laws of the states set forth on Schedule 3.1.1(b) and is in good standing in all such states. The Company has a valid, effective and existing certificate, license or other document issued by the commissioner of insurance or other regulatory official, agency or body of a state or the federal government evidencing the authority of the Company to carry on and transact insurance business within such official's, agency's or body's jurisdiction (a
     "Certificate of Authority") and has full requisite corporate and legal authority to carry on and transact all the kinds of insurance business permitted by its Certificate of Authority in each such jurisdiction, and to own, lease and operate its assets, properties and business both as now carried on and as permitted to be carried on pursuant to each such
     Certificate of Authority. The Ohio Insurance License and the Certificates
     of Authority are collectively referred to as the "Insurance Licenses".

          (c) The Company is an approved, eligible or recognized surplus lines insurer with authority to transact surplus lines insurance in and subject to the insurance laws and regulations of the states set forth on Schedule
     3.1.1(c). The Company has full requisite corporate and legal authority to carry on and transact the kind of insurance business permitted by its status in each such jurisdiction.

          (d) The Company is not ineligible or unauthorized to transact or otherwise prohibited from transacting, surplus lines insurance in the states set forth on Schedule 3.1.1(d). The Company has full requisite corporate and legal authority to carry on and transact the kind of insurance business permitted by its status in each such jurisdiction.

          3.1.2. Shares.

          (a) The authorized capital stock of the Company consists solely of the
     Shares. No security or capital stock of the Company are issued and outstanding other than the Shares. All of the Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into, or exchangeable for, capital stock of the Company are outstanding, no authorization therefor has been given and there are no agreements or commitments obligating the Company to issue, sell or acquire any shares of its capital stock or any rights with respect thereto and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of the Company's capital stock either pursuant to any agreement or arrangement with or binding upon the Company.

          (b) Seller is the sole lawful record and beneficial owner of the
     Shares free and clear of any Liens, and, upon the delivery to Purchaser of the certificates representing the Shares, duly endorsed for transfer or accompanied by stock powers in favor of Purchaser, and payment by Purchaser of the Closing Payment at the Closing, as provided for in this Agreement,
     Purchaser will acquire good and valid title to the Shares, free and clear of any Liens, other than restrictions on transfer under federal and state securities laws and regulations and except for any Liens created by the
     Purchaser.

          3.1.3. Organization and Standing of Seller; Authority for Agreement.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents contemplated hereby, to which Seller is a party, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this
     Agreement and each of the other agreements, instruments and documents required by the terms of this Agreement to be executed and delivered by
     Seller or the Company, as the case may be, and the performance of all transactions herein or therein contemplated, have been duly authorized by all necessary corporate action on the part of Seller or the Company, as the case may be, including the consent of all stockholders to the extent required, and no further corporate or other action on the part of Seller or the Company, as the case may be, is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and constitutes, and each of the other agreements, instruments and documents required by the terms of this

     Agreement to be executed and delivered by Seller or the Company, as the case may be, when so executed and delivered will constitute, the valid and legally binding obligation of Seller or the Company, as the case may be, enforceable against Seller or the Company, as the case may be, in accordance with their respective terms, subject, in each case, to applicable bankruptcy, rehabilitation, insolvency, liquidation, moratorium and similar laws relating to or affecting the rights of creditors generally, and general principles of equity, now or hereafter in effect.

          (b) Neither the execution and delivery of this Agreement, any of the other agreements, instruments and documents contemplated hereby to be executed and delivered by Seller or the Company, as the case may be, nor the consummation of the transactions contemplated hereby or thereby will
     (i) conflict with, result in a breach or violation of or constitute a default under the articles, certificate, by-laws or regulations of Seller or the Company, as the case may be, or (ii) assuming all regulatory and governmental approvals sought by the Parties hereunder have been obtained, including all of those which are required to be obtained by Seller (all of which are listed on Disclosure Schedule 3.1.4 hereof), conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement, license (including any
     Insurance License), binding arrangement or commitment to which Seller or the Company, as the case may be, is a party or by which any of them is subject or bound, (iii) result in the creation of, or give any Person the right to create, any Lien, upon the property and assets of the Company or any Lien upon any of the Shares other than restrictions on transfer under federal and state securities laws and regulations, or (iv) assuming all regulatory and governmental approvals sought by the Parties hereunder have been obtained, violate the terms and conditions of, or, result in the loss or suspension of, any license or other legal or contractual right enjoyed by the Company.

          3.1.4. Consents. Assuming the accuracy of the representations and warranties set forth in Section 3.2.3, no consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party or any governmental authority, agency, bureau or commission is required to be obtained or made by Seller or the Company in connection with the execution, delivery, performance, validity, and enforceability of this
     Agreement, the sale of the Shares or the consummation of any of the other transactions contemplated hereunder, except for approvals (the "Consents")
     of: (i) the filings to be made with, and approvals to be obtained from, the
     Ohio Department of Insurance with respect to the transfer of control of the
     Company and (ii) the filings to be made with, and approvals to be obtained from, other state insurance departments with respect to the transactions contemplated hereunder, all of which are set forth on Disclosure Schedule
     3.1.4 hereof and (iii) the registrations, declarations or filings required to be made by Seller subsequent to the Closing not entailing any requirement of consent, license, approval, order or authorization on the part of any governmental entity or third party.

          3.1.5. Financial Statements.

          (a) Seller has delivered to Purchaser complete and correct copies of
     (i) the Annual Statement of the Company filed with the Ohio Department of
     Insurance for the years ended December 31, 1999, 2000, 2001 and 2002 (the
     "Annual Statements") and (ii) the Quarterly Statutory Statements of the
     Company for the periods ended March 31, June 30 and September 30, 2002 filed with the Ohio Department of Insurance (the "Quarterly Statutory
     Statements") (the Annual Statements and the Quarterly Statutory Statements
     are collectively referred to as the "Statutory Statements").

          (b) The Statutory Statements have been prepared in accordance with practices, prescribed or permitted by the Ohio Department of Insurance, and all such accounting practices have been applied on a consistent basis, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or as required by changes in accounting conventions by the Ohio Department of Insurance. The Statutory Statements have been prepared in accordance with the books and records of the Company and present fairly the statutory financial condition of the Company as at the dates thereof and the statutory results of its operations, and statements of cash flow, in accordance with accounting practices prescribed or permitted by the Ohio Department of Insurance. Except as set forth on
     Disclosure Schedule 3.1.5, no deficiency has been communicated either orally or in writing to the Company with respect to any of the Statutory
     Statements.

          3.1.6. Absence of Undisclosed Liabilities. Except for liabilities specifically reflected as to nature and amount in the Statutory Statements, or liabilities incurred in the ordinary course of business since December
     31, 2002, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, matured or unmatured, contingent or otherwise, and whether due or to become due. Except for liabilities specifically reflected as to nature and amount in the Closing
     Balance Sheet, on the Closing Date, the Company will not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, matured or unmatured, contingent or otherwise, and whether due or to become due other than those specifically reflected therein.

          3.1.7 Legal Proceedings. Except as set forth on Schedule 3.1.7, there is no judicial, administrative or regulatory action, arbitration, hearing, proceeding, investigation, inquiry, claim (other than any insurance claim in the ordinary course of business consistent with past practice), administrative charge or complaint pending or, to the knowledge of Seller, threatened (or any material basis therefor is known to Seller or the
     Company) against, affecting or involving the Company whether at law, in equity or admiralty; and whether or not before any court, arbitrator, governmental department, commission, board, agency or instrumentality, domestic or foreign (collectively "Actions") which pertain to or involve the Company or any property of the Company (including, without limitation, any which involve Taxes or Insurance Licenses) or any aspect of the business or operation of the Company in any material respect, or the ability of the Company to conduct or transact any insurance business or to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 3.1.7, there

                                       10

     are no orders, decrees, restrictions or injunctions (other than those generally applicable to all companies in the same line of business) of any court, arbitrator, governmental department, commission, board, agency or instrumentality, domestic or foreign, issued or outstanding against or which affect the Company or any property of the Company (including, without limitation, any which involve Taxes or Insurance Licenses) or any aspect of the business or operation of the Company, or the ability of the Company to conduct or transact any insurance business or to consummate the transactions contemplated by this Agreement that remain unsatisfied or require continuing compliance.

          3.1.8. Compliance with Law. The Company has conducted, and is now conducting, its business and operations in compliance with all applicable domestic and foreign laws, rules, regulations, judgments, and court or administrative orders, permits and approvals (including, without limitation, those of state insurance departments). The Company has all permits, licenses, orders or approvals of any federal, state or local governmental or regulatory body which are material to the conduct of its business and operations. All such permits, licenses (including the
     Insurance Licenses), orders and approvals are in full force and effect, neither Seller nor the Company has received any written or oral notice regarding any violations, and no proceeding or, to the knowledge of Seller, investigation, is pending, or to the knowledge of Seller or the Company threatened, to revoke any such permit, license, order or approval. The
     Company has filed or otherwise provided all forms, reports, documents, data and other information with or to, as the case may be, the Ohio Department of Insurance and each insurance department of any other state or jurisdiction having jurisdiction required to be filed by it or otherwise provided pursuant to insurance laws and the rules and regulations thereunder and has complied in all material respects with all applicable requirements of such laws and the rules promulgated thereunder. All required regulatory approvals in respect of any such filings are in full force and effect. All such regulatory filings were in material compliance with applicable law when filed and, to the knowledge of Seller or the
     Company, no deficiencies have been asserted by any governmental authority with respect to any regulatory filings that have not been satisfied and no filings or failure to make filings have or will result in a fine or penalty.

          3.1.9. Insurance Regulation.

               (a) True, complete and accurate copies of the licenses (including the Insurance Licenses), certificates or other documentation evidencing the
     Company's ability to transact insurance business have been furnished to or made available to Purchaser. Except as set forth in Disclosure Schedule
     3.1.9, as restricted by their own terms, or as generally imposed by law on the same type of insurance companies, such licenses, certificates and other indicia of authority are without restrictions or limitations imposed by any regulatory authority. Except as set forth in Disclosure Schedule 3.1.9, there are no agreements with any regulatory authority which restrict or limit the Company's operation in any state or other jurisdictions in which it currently holds a license or is authorized to do business, or otherwise impose any obligations on the

                                       11

     Company in respect of a license or authorization to do business. Except as set forth on Disclosure Schedule 3.1.9, within the last three years, the
     Company has not been involved in any proceeding to revoke, restrict or suspend its license (including the Insurance Licenses) or other qualification in any jurisdiction, nor are any proceedings therefor pending or, to the knowledge of Seller, threatened. The Company is not subject to any restrictions or disapprovals nor has any license or permit been revoked in any states where the Company is not doing business except for restrictions or disapprovals which are applicable to surplus lines companies in general. There are no outstanding orders applicable to the
     Company issued by any regulatory authority (other than regulations generally applicable to companies in the same line of business) that restrict the Company's ability to pay dividends or regulate or establish levels of reserves or other financial ratios. The Company shall have applied for renewal of all licenses (including the Insurance Licenses) and authorizations expiring prior to the Closing Date and shall use its best efforts or cooperate with Purchaser to file for renewals of any licenses or authorizations expiring within sixty days after the Closing Date.

               (b) Each surplus lines broker, at the time such broker wrote, sold, or procured business for the Company, was duly licensed and properly appointed as an insurance producer with proper authorization for the type of business written, sold, or procured by such broker in their jurisdiction of domicile to the extent required by applicable law. If such broker wrote, sold, or procured business for the Company in other jurisdictions, to the extent required by applicable law, one of the following conditions applied:
     (i) the insurance agent producing the business was properly licensed as a surplus lines agent and/or broker in the applicable jurisdiction, (ii) a courtesy surplus lines filing was made by a properly licensed surplus lines agent and/or broker in the applicable jurisdiction, (iii) a filing was made by the insured in accordance with the self-procurement statutes and/or regulations of the applicable jurisdiction, or (iv) the surplus lines broker was licensed as a non-resident surplus lines agent and/or broker in the applicable jurisdiction.

          3.1.10. Books and Records. The books and records of the Company are true, complete and accurate in all material respects and have been maintained in accordance with good business practices and all applicable laws and regulations.

          3.1.11. Taxes. Except as set forth on Schedule 3.1.11:

               (a) The Seller and the Company have timely filed with the
     appropriate Taxing Authorities all Tax Returns and Information Returns
     required to be filed through the Closing Date (taking into account all valid extensions as listed in Schedule 3.1.11) and all such Tax Returns and
     Information Returns are complete and correct. In particular, and without in any manner limiting the foregoing, none of the foregoing returns contains any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign tax laws).

                                       12

               (b) All Taxes of the Company that are due and payable on or before the Closing Date hereof have been timely paid.

               (c) The Company has provided a sufficient reserve for Taxes on the financial statements for the period ended as of the end of the Closing
     Date whether or not the Closing Date is at the end of a Taxable Period.

               (d) There are no Liens for Taxes on any of the assets of the
     Company other than for Taxes not yet due and payable.

               (e) The Company has withheld and timely paid over all Taxes required to have been withheld and paid in connection with amounts paid or owing, including, but not limited to, withholding of Taxes pursuant to section 1441 of the Code, with respect to any employee salary, wages or other compensation, creditor, stockholder or other Person.

               (f) No federal, state, local or foreign investigation audit or other administrative proceeding or court proceeding (each an "Audit")
     exists or has been initiated with regard to Taxes or Tax Returns with respect to the Company. No notice has been received that any such Audit is pending or threatened with respect to any Taxes due from the Seller or with respect to the Company or any Tax Return filed by the Seller or with respect to the Company. Neither the Seller nor the Company has waived any statute of limitations with respect to any taxes nor has agreed to any extension of time with respect to a tax assessment or deficiency. The issues raised by the Taxing authorities in the Audits identified on
     Schedule 3.1.11, if each were fully resolved in favor of the Taxing authority, would not have a material adverse effect on the Seller and its
     Affiliates in the aggregate. Within the last five (5) years, no request for information with respect to Taxes has been made of the Company (or any
     Person with respect to the Company) by any Taxing authority where the
     Company does not file Tax Returns.

               (g) All contracts or intercompany account systems under which the
     Company has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated basis with respect to any group of corporations or other entities of which the Company is or was a member shall terminate with respect to the Company on or before the Closing Date, and any payable thereunder shall be paid or otherwise settled at the time of such termination.

               (h) The Company has no Liability for Taxes under Regulation
     1.1502-6 for federal income tax, or any similar or other state, local or foreign Law for a state, local or foreign income or Franchise Tax.

               (i) The taxable year of the Company for federal and state income and franchise Tax purposes is the calendar year.

                                       13

               (j) The Company is not required to include in taxable income any adjustments under Code Section 481(a) for any Taxable Period, or portion thereof, ending after the date of this Agreement for matters arising through the Closing Date.

               (k) Neither the Seller nor the Company has any income
     attributable to the Company and which is reportable for a Taxable Period ending after the Closing Date, but attributable to a transaction (e.g. an installment sale) occurring in a Taxable Period ending on or prior to the
     Closing Date, that resulted in a deferred reporting of income from such transaction (other than a "deferred intercompany transaction" which is listed on Schedule 3.1.11(k)).

               (l) The Company (i) has no income that is includable in computing the taxable income of a United States person (defined in Section 7701 of the Code) under Section 951 of the Code or (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code.

               (m) The Company has not filed a consent under Section 341(f) of the Code.

               (n) No property owned by the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of
     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
     (ii) constitutes "tax-exempt use property" within the meaning of Section
     168(h)(1) of the Code or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

               (o) The Company is not a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 280G or Section 162(m) of the Code.

               (p) The Company is a member of the consolidated group of
     corporations (within the meaning of section 1504 of the Code) of which
     Seller is a member (the "Consolidated Group"). The Company has no liability for Taxes as a member of any consolidated group other than the Consolidated
     Group referenced in the schedules to this Agreement.

               (q) There are no material elections with respect to Taxes
     affecting the Company as of the date hereof. After the date hereof, no election with respect to Taxes will be made without the written consent of
     Purchaser.

               (r) The representations and warranties of Sellers contained in this Section 3.1.11 with respect to any Tax shall survive until the later to occur of (i) the lapse of the statute of limitations for the assessment of such Tax, including any extensions thereof, or (ii) sixty days after the final, non-appealable determination of a deficiency of such Tax.

                                       14

          3.1.12. Brokers. Seller has retained Mergers and Acquisition Services,
     Inc. to act as its broker in connection with this Agreement and will pay all fees or commissions due to said broker. Except as described above, neither the Seller nor the Company has taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any claim against Purchaser or the Company for any brokerage or finder's commissions, fees or similar compensation. Seller agrees to indemnify and hold Purchaser harmless from and against any and all loss, claims, damage, cost or expense arising out of or in connection with any claim against
     Purchaser or its Affiliates for any such brokerage or finder's commission, fee or similar compensation resulting from actions taken by Seller, the
     Company or any of their respective agents.

          3.1.13. Absence of Certain Changes. Since December 31, 2002, there has not been: (a) any material adverse change in the business, operations, assets, or financial condition of the Company or the ability of the Company to carry on its business substantially as currently conducted; (b) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting either in any case or in the aggregate the business, operations, assets or financial condition of the Company; (c)
     except as expressly provided for in this Agreement, any entry into any agreement, commitment or transaction by the Company, other than agreements, commitments or transactions entered into by the Company in the ordinary course of business consistent with past practices and (d) any change by the
     Company in its accounting principles, procedures and practices.

          3.1.14. Conduct of Business. Except as contemplated by this Agreement or as provided in Section 2.3(b), since December 31, 2002, the Company has conducted its business in the ordinary course consistent with past practices and has not:

               (a) declared, set aside, made or paid (in cash or property) any dividend or made any other payment or distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired, any shares of, its capital stock or effected any recapitalization or reclassification;

               (b) issued, sold or delivered, or agreed to issue, sell or deliver, any shares of its capital stock or any securities convertible into, or options with respect to, or warrants to purchase, or rights to subscribe to, any shares of its capital stock.

               (c) incurred any indebtedness in or entered into any contracts or agreements which would be outstanding or subject the Company to any obligation, restriction or commitment as of or following the Closing Date.

          3.1.15. Absence of Claims. After giving effect to the Reinsurance
     Agreement and the termination of the Affiliate Agreements, Seller will not have any contracts or agreements with, or claims against, the Company and, as of the Closing, Seller hereby

                                       15

     waives all claims it may have against the Company with respect to periods ending on or prior to the Closing Date.

          3.1.16. No Infringement. To the knowledge of Seller, the conduct of the Operations does not infringe on any rights of any Person in respect of any intellectual property.

          3.1.17. Disclaimer of Other Representations and Warranties. Seller
     shall not be deemed to have made to Purchaser or any Affiliate of Purchaser any representation or warranty other than as expressly set forth in this
     Agreement (including the Disclosure Schedules). Except as expressly set forth in this Agreement (including the Disclosure Schedules), Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, or any of its assets, liabilities or operations, or any projections of the Company, including, without limitation, with respect to merchantability or fitness for any particular purpose, and all such other representations or warranties are hereby expressly disclaimed.

          3.1.18. No Employee Claims.

               (a) As of the date hereof and during the immediately preceding four (4) years, the Company has employed no employees. No unfair labor practice charge or complaint has been brought or threatened against the Company and no proceeding of any nature has been brought or threatened under the National Labor
Relations Act or any other federal or state law relating to any employees or former employees of the Company during the immediately preceding five (5) years.

               (b) Within the immediately preceding five (5) years, neither the
Company nor any ERISA Affiliate thereof has sponsored, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan, program or arrangement ("Plan"), whether covered by the Employee Retirement Income Security
Act of 1974, as amended ("ERISA") or not. Neither the Company nor any ERISA
Affiliate has incurred any liability under Title IV of ERISA which remains unsatisfied.

               (c) "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company and/or the Seller would be deemed to be a "single employer" with the meaning of ERISA Section 4001(b).

          3.1.19. Contracts. Schedule 3.1.19 sets forth a true, correct and complete list of all of the Company's contracts, agreements (including reinsurance agreements and treaties), commitments, undertakings, instruments, indentures, guarantees, leases and franchises, whether written or oral
(including undertakings or commitments to any governmental or regulatory authority), to which the Company is a party or by which any of its assets are bound, indicating thereon which of such contracts, agreements and commitments are Affiliate Agreements. All of the contracts, agreements, commitments, undertakings, instruments, indentures, guarantees, leases and franchises set forth on Schedule 3.1.19, including, without limitation, the Reinsurance

                                       16

Agreement and the Trust Account Agreement (collectively, the "Contracts"), are valid, binding and enforceable in accordance with their respective terms and are in full force and effect; the Company has performed all material obligations required to be performed by it under each such Contract and is not in default under, or in breach of, nor in receipt of any claim of default or breach under, any such Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Contract; the Company has no present expectation or intention of not fully performing all such obligations; the
Company has no knowledge of any breach or anticipated breach by the other parties to any Contract. Prior to the Closing, Seller shall terminate the
Affiliate Agreements and shall terminate or assign and obtain a release for the benefit of the Company with respect to each of the other Contracts as required by Purchaser.

     3.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

          3.2.1. Organization and Standing of Purchaser. Purchaser is a Delaware
     corporation duly organized and validly existing and in good standing under the laws of Delaware.

          3.2.2. Authority for Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents contemplated hereby and to which Purchaser is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required to be executed and delivered by Purchaser hereunder, and the performance of all transactions herein or therein contemplated, have been duly authorized by all necessary action on the part of Purchaser including the consent of all partners of Purchaser to the extent required, and no further action on the part of Purchaser is necessary to authorize such execution, delivery and performance. This
     Agreement has been duly executed and delivered by Purchaser and constitutes, and each of the other agreements, instruments and documents required to be executed and delivered hereunder by Purchaser, when so executed and delivered, will constitute, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject, in each case, to applicable bankruptcy, insolvency, moratorium and similar laws relating to or affecting the rights of creditors generally, and subject to general principles of equity, now or hereafter in effect. Neither the execution and delivery of this Agreement, each of the other agreements, instruments and documents contemplated to be executed and delivered by Purchaser, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any violation of or constitute a default under any provision of the limited partnership agreement or similar agreement of Purchaser, or
     (ii) assuming all regulatory and governmental approvals sought by the
     Parties have been obtained, conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which Purchaser is a party or by which it
     (or any of its material properties or assets) is subject or bound, except where

                                       17

     such conflict, breach or default would not preclude the consummation of the transactions contemplated herein or therein.

          3.2.3. Consents. Assuming the accuracy of the representations and warranties set forth in Section 3.1.4, no consent, license, approval, order or authorization of, or registration, declaration or filing (collectively,
     "Approvals and Filings") with, any third party or any foreign or domestic governmental authority, agency, bureau or commission is required to be obtained or made by Purchaser in connection with the Purchaser's execution, delivery, performance, validity and enforceability of this Agreement, the purchase of the Shares, or the consummation by the Purchaser of the other transactions contemplated hereunder except for (i) the filings to be made by, and approvals to be obtained from, the Ohio Department of Insurance with respect to the transfer of control of the Company, (ii) other filings to be made by Purchaser with state insurance departments for the approval of the transactions contemplated hereunder, all of which are set forth on
     Disclosure Schedule 3.2.3 hereof, (iii) the Consents and (iv)
     registrations, declarations or filings required to be made subsequent to the Closing not entailing any requirement of consent, license, approval, order or authorization on the part of such governmental entity or third party.

          3.2.4. Financing. Purchaser has sufficient resources to consummate the transactions contemplated hereby and to pay all of its related fees and expenses.

          3.2.5. Brokers. Purchaser has not taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Seller or the Company for any brokerage or finder's commissions, fees or similar compensation. Purchaser agrees that any such brokerage or finder's commissions, fees or similar compensation, if any, will be paid by Purchaser. Purchaser agrees to indemnify and hold
     Seller harmless from and against any and all loss, claims, damage, cost or expense arising out of or in connection with any claim against Seller or its Affiliates for any such brokerage or finder's commissions, fees or similar compensation resulting from actions taken by Purchaser.

          3.2.6. Disclaimer of Other Representations and Warranties. Purchaser
     shall not be deemed to have made to Seller any representation or warranty other than as expressly set forth in this Agreement.

                                    ARTICLE 4
                              CONDITIONS PRECEDENT

     4.1. Conditions to the Obligations of Purchaser and Seller. The obligation of Seller hereunder to sell to Purchaser the Shares, and the obligation of the
Purchaser to purchase the Shares are subject to the fulfillment, prior to or at the Closing, of the following conditions, unless waived in writing by Purchaser and Seller:

                                       18

          (a) All permits, orders, approvals and consents of, and notices to, registrations and filings with the Ohio Department of Insurance or any other applicable insurance regulatory authority, which are set forth on
     Disclosure Schedules 3.1.4 and 3.2.3 and required in connection with (i)
     the execution and delivery of this Agreement (including, without limitation, approval by the Commissioner of Insurance of the State of Ohio
     for the acquisition by Purchaser of the Company and any action contemplated by Section 2.3(b)) and shall have been filed, obtained or granted.

          (b) All consents, authorizations, orders and approvals of, and filings and registrations with, any United States Federal, state or local or foreign governmental commission, board or other regulatory body which are required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or made.

          (c) The consummation of the transactions contemplated hereunder shall not have been prohibited or restrained by an order, injunction, decree, ruling or judgment of any court, governmental agency or other regulatory agency or commission.

     4.2. Conditions to Purchaser's Obligations. Purchaser's obligation to purchase the Shares is subject to the fulfillment, prior to or at the Closing, of the following additional conditions, unless waived in writing by Purchaser:

          (a) All representations and warranties of Seller contained herein shall have been true and correct when made and all such representations and warranties shall also be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) at and as of the Closing Date except as affected by actions taken after the date hereof with the prior written consent of Purchaser, and except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date.

          (b) Seller or the Company, as appropriate, shall have performed and complied with all agreements, covenants and conditions required by this
     Agreement to be performed and complied with by them prior to or at the
     Closing.

          (c) Seller shall have delivered to Purchaser an officer's certificate signed by a Responsible Officer of Seller dated the Closing Date, to the effect that the conditions set forth in subsections (a), (b), (e) and (f)
     of this Section 4.2 have been satisfied.

          (d) Each director and officer of the Company shall have submitted his or her resignation effective as of the Closing.

          (e) All Affiliate Agreements and Contracts identified in writing by
     Purchaser for such purpose shall have been terminated in accordance with the terms of this Agreement without any condition or term adverse to the
     Company.

                                       19

          (f) There shall not have occurred any condition which individually or in the aggregate would have or reasonably be expected to result in a material adverse effect on the business, financial condition, or results of operations of Seller.

          (g) Purchaser shall have received the Guarantee of Great American
     Insurance Company as to the transactions provided for by this Agreement, the Reinsurance Agreement and the Trust Account Agreement in the form annexed hereto as Exhibit D.

     4.3. Conditions to the Seller's Obligations. Seller's obligation to sell to
Purchaser the Shares is subject to the fulfillment, prior to or at the Closing, of each of the following additional conditions, unless waived in writing by
Seller:

          (a) The representations and warranties of Purchaser contained herein shall have been true and correct when made and shall also be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) at and as of the date of Closing except as affected by actions taken after the date hereof with the prior written consent of Seller, and except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date.

          (b) Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this
     Agreement to be performed or complied with by it prior to or at the
     Closing.

          (c) Purchaser shall have delivered to Seller an officer's certificate signed by a Responsible Officer of Purchaser dated the Closing Date, to the effect that the conditions set forth in subsections (a) and (b) above have been satisfied.

                                    ARTICLE 5
                                    COVENANTS

     5.1. Conduct of Business of the Company. Except as otherwise consented to by Purchaser in writing or directed by this Agreement, during the period from the date hereof through the Closing Date, Seller will cause the Company to terminate the Affiliate Agreements and the Contracts identified in writing by
Purchaser for such purpose and not to (i) incur or guaranty any indebtedness in or enter into or renew any contracts or agreements which would be outstanding as of the Closing Date, (ii) issue, sell, redeem or pledge, or authorize or propose the issuance, sale or pledge of, (A) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date hereof, (iii) declare or set aside any dividend or other distribution on any shares of its capital stock, (iv) authorize, recommend or propose or enter into an agreement in principal with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets, (v) write or assume any insurance business, (vi)

                                       20

reclassify any of the Company's stock, (vii) hire any employees, (viii) amend the Company's articles of incorporation, (ix) materially change the Company's accounting or actuarial practices or methods, or (x) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect in any material respect as of the Closing Date or impair or delay the Closing.

     5.2. Filings and Authorizations. Each of Seller and Purchaser will no later than twenty (20) days after the date hereof (i) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it and, in the case of Seller, required to be filed by the Company, pursuant to applicable law, rule or regulation in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, filings with the offices of the Ohio Department of Insurance with respect to the change of control of the Company, (ii) use its reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental authorities necessary to be obtained by it, and in the case of Seller, necessary to be obtained by the
Company, in order for it to consummate the transactions contemplated by this
Agreement, including, without limitation, obtaining the Consents, and (iii) use its reasonable best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Seller and Purchaser will coordinate and cooperate with one another in exchanging the information referred to in this Section 5.2 and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Each Party's legal advisors shall have the right to provide comments on and review any such applications, notifications and information including, but not limited to, Form A filings, proposed to be filed or supplied by the other party and, if such party elects to exercise such right, to have its legal advisors complete such review within a reasonable period of time before the other party may file or supply any such applications, notifications or information. Each Party agrees to hold in strict confidence all such information and forms (including the Form A) which is reviewed by such Party's legal advisors and not to utilize any such information for any purpose other than as specified in this Section 5.2.

     5.3. Further Assurances.

          (a) From time to time after the Closing, each of Purchaser and Seller will, at the expense of the requesting party, take such further action and execute and deliver, or cause to be executed and delivered, such documents as either may reasonably request in order more effectively to vest in
     Purchaser (or one of its Affiliates) good title to the Shares.

          (b) The Parties hereto agree to use their reasonable and diligent efforts to cause the transactions contemplated hereby to be consummated as soon as possible after the date hereof. Seller shall have and make available to Purchaser and its representatives, at all reasonable times during normal business hours and upon request by Purchaser and reasonable notification to Seller, full access to books, records, contracts and other documents of the Company and shall furnish or make available any and all information in

                                       21

     its possession relating to the operations of the Company as Purchaser may reasonably request.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by Seller, Purchaser or the Company under this
     Agreement, for a period of ten (10) years following the Closing or such longer period as may be required by the record retention regulations, policies and procedures of the Internal Revenue Service, Purchaser shall, and Purchaser shall cause the Company to (i) retain the books and records of the Company in its possession which relate to periods prior to the
     Closing in a manner reasonably consistent with industry practice, and (ii)
     upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

     5.4. Unauthorized Reinsurance. Seller and Purchaser agree with respect to all reinsurance provided to Company by Seller ("Seller Reinsurance") that when
Company shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered by Seller Reinsurance which it shall be required by Law to set up, it will forward to Seller a statement showing the proportion of such reserves which is applicable to the
Seller Reinsurance. Seller hereby agrees, within ten (10) Business Days of receipt of notice from Company, to fund such reserves in respect of unearned premiums, known outstanding losses that have been reported to Seller and allocated loss adjustment expense paid by or on behalf of the Company but not recovered from the Seller, plus reserves for losses incurred but not reported, as shown in the statement prepared by Company (hereinafter referred to as
"Obligations") pursuant to the Trust Account Agreement in the form attached hereto marked Exhibit B which Seller agrees to enter into with the Company and
The Provident Bank (the "Trust Account Agreement").

     5.5. Trust Account Agreement. With respect to the Trust Account Agreement, the parties agree as follows:

          (a) Quarterly Statement. Within forty-five (45) days following the end of each calendar quarter, Grantor, as its sole expense, shall submit to the
Beneficiary a statement of the reserves to be funded pursuant to Section 5.4 above (each, a "Quarterly Statement"). In the event that the Beneficiary does not agree with the Quarterly Statement and the Grantor and the Beneficiary are
not able to resolve any such dispute within ten (10) business days following receipt by the Beneficiary of the Quarterly Statement, the Grantor or the
Beneficiary shall be entitled to submit such dispute to the American Arbitration
Association for a final, binding resolution, without appeal. The arbitration will be conducted in New York, New York by an arbiter selected by the American
Arbitration Association, which arbiter shall be at least a fellow of the
Casualty Actuary Society and shall be experienced in the methodologies of insurance reserves. In connection with the arbitration, the Beneficiary shall submit to the arbiter what the Beneficiary believes is the appropriate amount to be funded. Notwithstanding anything to the contrary contained herein, the arbiter selected by the American Arbitration Association must determine that either (i) the Grantor's valuation of the reserves is the correct valuation or
(ii) the

                                       22

Beneficiary's valuation of the reserves is the correct valuation. The decision and award of the arbiter must be in writing, indicating therein the prevailing party and will be final and binding upon the parties hereto (the "Final
Decision"). Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. All of the expenses of any arbitration will be borne by the party that does not prevail in the arbitration proceedings.

          (b) Payment. If any Quarterly Statement indicates that the reserves exceed the assets held in the Trust Account pursuant to Section 3 of the Trust
Account Agreement, the Grantor shall within ten (10) days of the Quarterly
Statement or in the event that a Quarterly Statement is in dispute and submitted to arbitration in accordance with Section (a) above, within ten (10) days following a Final Decision, deposit into the Trust Account assets such that the amount of assets held in the Trust Account shall be equal to the amount required.

     5.6. Exclusivity. Between the date hereof and the Closing or the earlier termination of this Agreement pursuant to Section 7.1 hereof, the Seller and the
Company and their respective directors, officers, employees and agents shall deal exclusively with the Purchaser with respect to the sale of the Shares and will not directly or indirectly solicit, initiate, encourage, continue or respond to any inquiries, proposals, discussions or negotiations for an investment in the Company or any sale or business combination involving the
Company or any of its assets or capital stock with any Person other than the
Purchaser or provide any information to or otherwise cooperate in any way with any other Person, for any purpose inconsistent with the intent of this
Agreement. Any such inquiries, proposals, discussions or negotiations heretofore being conducted shall immediately be terminated. On the date this Agreement is executed, the Seller and the Company shall instruct their respective officers directors, employees and agents to adhere to terms of this Section 5.5.

                                    ARTICLE 6
                                   TAX MATTERS

     6.1. Indemnity.

          (a) Seller agrees to indemnify and hold harmless Purchaser against liability relating to any of the following Taxes: (i) Taxes imposed on the
     Company with respect to Taxable Periods ending on or before the Closing
     Date, including, without limitation, Taxes arising by reason of an election pursuant to Section 338(h)(10) of the Code or the transactions contemplated by this Agreement; (ii) with respect to Taxable Periods beginning before the Closing Date and ending after the Closing Date ("Straddle Period
     Taxes"), Taxes imposed on the Company which are allocable to the portion of such period ending on the Closing Date, (iii) Taxes of any Person other than the Company under U.S. Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law and (iv) Taxes incurred in a
     Taxable period (or portion thereof) ending after the Closing Date arising from the settlement or other resolution of a proposed Tax adjustment which relates to a Taxable period (or portion thereof) ending on or before the
     Closing Date.

                                       23

          (b) In the case of Straddle Period Taxes, the portion of any such Tax that is allocable to the portion of the Taxable Period ending on the
     Closing Date shall be:

               (i) In the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the
     Taxable Period ended with the Closing Date; and

               (ii) In the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period for which such Tax is assessed ("Assessment Period") (or, in the case of such
     Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Assessment Period), multiplied by a fraction the numerator of which is the number of calendar days in the Assessment Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Assessment Period.

     6.2. Returns and Payments.

          (a) Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns with respect to the
     Company for Taxable Periods ending on or before the Closing Date. Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company for any Taxable Period ending after the Closing
     Date. Tax Returns of the Company with respect to Straddle Period Taxes shall be prepared in a manner reasonably consistent with past practices employed with respect to the Company, except where a contrary manner is required by law. Purchaser shall provide the Seller and its authorized representatives with a copy of such completed Tax Return and statement presenting the amount of Tax shown on such Tax Return that is allocable to
     Seller pursuant to Section 6.1(b), together with appropriate supporting information and schedules at least thirty (30) days prior to the due date
     (including extensions thereof) for the filing of such Tax Return, and
     Seller and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such
     Tax Return.

          (b) Seller shall pay or cause to be paid when due and payable all
     Taxes with respect to the Company for any Taxable Period (or portion thereof) ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes on the Closing Balance
     Sheet.

          (c) Seller shall be entitled to any refund or credit of any Tax arising in Taxable Periods ending (or deemed to end pursuant to Section
     6.1(b) hereof) on or before the Closing Date, other than any refund or credit reflected in the Closing Balance Sheet.

                                       24

     6.3. Contests.

          (a) After the Closing, Purchaser shall promptly notify Seller or
     Seller shall promptly notify Purchaser in writing of any written notice of a proposed assessment or claim in a contest ("Contest") of Purchaser or
     Seller which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article 6.

          (b) For all Consolidated Returns for any group of which Seller or any of its Affiliates is a member, Seller shall control all such Contests in connection therewith. Seller will not settle any such Contest in a manner which would adversely affect the Company after the Closing Date without the prior written consent of Purchaser. Prior to the Closing Date, Seller shall control all Contests relating to Company. After the Closing Date, in the case of a Contest that relates to a non-Consolidated Return (or any item relating thereto or reported thereon) for a Taxable Period ending on or before the Closing Date, Seller shall have the right at its expense to participate in and control the conduct of such Contest. Purchaser shall control Contests relating to Company for all other Taxable Periods. If
     Seller does not assume the defense of any such Contest for a Taxable Period ending on or before the Closing Date, Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such contest after giving ten days prior written notice to Seller setting forth the terms and conditions of settlement. In the event of a Contest controlled by Seller that involves issues relating to a potential adjustment for which Seller has liability, required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which Purchaser would be liable, Purchaser shall have the right, at its expense, to control the Contest but only with respect to the latter issues.

          (c) With respect to issues relating to a potential adjustment relating to non-Consolidated Returns (or any item relating thereto or reported thereon) for which both Seller and Purchaser could be liable, (i) each party may participate in the Contest at its own cost or expense, and (ii)
     the Contest shall be controlled by Purchaser; provided, however, Purchaser may not settle any Contest without the prior consent of Seller if such settlement would result in an increase in the indemnification obligation of
     Seller pursuant to this Agreement.

          (d) Neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Contest which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Purchaser and Seller agree to cooperate, and Purchaser agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any Contest.

     6.4. Time of Payment. Payment of any amounts due under this Article 6 in respect of Taxes shall be made the earliest of (i) no later than the due date of the applicable estimated or final Tax Return required to be filed by either
Purchaser or Seller, as the case may be, that shows

                                       25

Taxes due for which the other party is responsible under Section 6.1(a) and
6.1(b) and (ii) within three Business Days following an agreement between Seller and Purchaser that an indemnity amount is payable, an assessment of a Tax by a
Taxing Authority, or a "determination" having been made as such term is defined in Section 1313(a) of the Code. If liability under this Article 6 is in respect of costs or expenses other than Taxes, payment of any amounts due under this
Article 6 shall be made within five Business Days after the Date when the relevant entity has been notified that such entity has a liability for a determinable amount under this Article 6 and is provided with calculations or other materials supporting such liability.

     6.5. Cooperation and Exchange of Information. Seller and Purchaser shall
(i) each provide the other, and Purchaser shall cause the Company to provide
Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, Audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Purchaser shall cause the Company to retain and provide Seller, with any records of other information which may be relevant to such Tax Return, Audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such Audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any
Period. Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Company to retain, and Seller shall retain, until the applicable statutes of limitation (including any extension) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such returns for all Taxable Periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same.

     6.6 Transfer Taxes. Seller shall bear the cost of any documentary, stamp, stock transfer or similar transfer Tax payable with respect to the transfer of the Shares to the Purchaser.

     6.7 Miscellaneous.

          (a) Seller and Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the
     Company) under this Article 6, under other indemnity provisions of the
     Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for all purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis.

          (b) For purposes of this Article 6, all Taxes of the Company for all pre-Closing periods shall be determined without regard to the carryback of any net operating loss, capital loss, general business credit or other Tax attribute from a post-Closing period.

                                       26

          (c) Purchaser shall provide a power of attorney or other authorization sufficient to permit the Seller to file any Tax Returns or prosecute any tax appeals which this Article 6 contemplates Seller to file or prosecute.

     6.8 Tax Elections. Seller will join with Purchaser in making an election under Code Section 338(g) and 338(h)(10) (and any corresponding elections under state, local or foreign law) (collectively, a "Section 338(h)(10) Election")
with respect to the purchase of the Shares hereunder. In connection with the
Section 338(h)(10) Election, Purchaser shall prepare IRS Form 8023 or any successor, on which the Section 338(h)(10) Election shall be made, within ninety
(90) days of finalizing the Closing Balance Sheet and forward such Form 8023, and the Forms 8883 required to be filed by each of the Purchaser and Seller, to
Seller for review and approval. Seller shall then have thirty (30) days to comment on such Form 8023 and Forms 8883, and Seller and Purchaser shall agree to exercise best efforts to resolve any issues raised by Seller during such thirty (30) day period, including any issues relating to allocations of purchase price, by mutual agreement. If Seller and Purchaser are unable to resolve such issues by the one hundred eightieth (180th) day following the finalization of the Closing Balance Sheet, the Parties shall promptly choose an Independent
Accountant. If the Parties are unable to agree upon such a firm within ten (10)
Business Days after the end of such thirty (30) day period, Seller, on the one hand, and Purchaser, on the other hand, shall each promptly select one such firm and these two firms shall select a third firm, in which event "Independent
Accountant" shall mean such third firm. The Parties shall submit to the
Independent Accountant for review and resolution any and all unresolved matters with respect to the Form 8883, and the opinion of the Independent Accountant, which shall be delivered in writing within 20 Business Days from such appointment, shall be final and binding upon the Parties; provided, however, that the Independent Accountant must determine (and its review will be limited to such determination) whether the Purchaser's or the Seller's 's position(s)
shall be adopted to resolve such disputes. The expenses of the Independent
Accountant shall be borne by the Party that does not prevail in such determination.

Seller and Purchaser agree to jointly and timely file IRS Form 8023 as prepared pursuant to this provision with the IRS, whether or not all issues relating to purchase price allocation have been resolved as of the date on which IRS Form
8023 must be filed. Seller and Purchaser agree to file the IRS Forms 8883 required to be filed by each of them consistently with the purchase price allocation determined pursuant to this provision, and to provide the other party with a copy of the filed IRS Form 8883. If, at the time Seller or Purchaser are required to file IRS Form 8883, there remain unresolved issues relating to purchase price allocation, Seller or Purchaser may timely file IRS Form 8883 but shall file a revised IRS Form 8883, with Part VI completed consistently with the purchase price allocation determined pursuant to this provision, upon resolution of any such issues and shall provide the other party with a copy of the revised
IRS Form 8883. Seller and Purchaser shall be bound by the allocations determined pursuant to this provision for purposes of determining any Taxes, and in the event that any such allocation is disputed by any taxing authority the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

     Seller and Purchasers shall, as promptly as practicable following the
Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing

                                       27

such forms, returns, elections, schedules and other documents as may be required) otherwise to effect and preserve timely Section 338(h)(10) Elections in accordance with the provisions of Treasury Regulation sections 1.338-1 and
1.338(h)(10)-1 (or any comparable provisions of state or local tax law) or any successor provisions; and Seller and Purchasers shall report the sale and acquisition, respectively, of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Elections and shall take no position to the contrary thereto in any Return, any proceeding before any taxing authority or otherwise.

     To the extent permissible by law, Purchasers shall prepare and file or cause to be filed (i) any corrections, amendments or supplements to the IRS Form
8023 and (ii) any state or local forms or reports that are necessary or appropriate for purpose of complying with the requirements for making any
Section 338(h)(10) Elections under state or local tax laws, provided that
Purchasers and Seller shall agree on the form and content of each such filing at least thirty (30) days before the date such filing will be made, and Purchasers shall provide Seller with four copies of such filing, three copies of which the
Seller shall cause the proper party to execute on behalf of the Seller, if necessary, and return to Purchasers on or prior to the thirtieth (30th) day after receipt to be executed by the proper party on behalf of Purchasers, if necessary, and one copy of which Purchasers shall file with the IRS or the appropriate state or local taxing authority.

     Except as provided by the first paragraph of this Section 6.8, with respect to IRS Form 8883, neither Purchaser nor Seller shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Section 338(h)(10)
Elections after their execution or to modify or revoke any of the Section
338(h)(10) Elections following the filing of the Form 8023 by Purchaser or the
Forms 8883 by Purchaser or Seller or any corresponding state or local provisions without the written consent of Seller or Purchaser, as the case may be, which consent may not be unreasonably withheld.

                                    ARTICLE 7
                                   TERMINATION

     7.1. Termination. This Agreement may be terminated at any time prior to the date of Closing by:

          (a) The mutual written consent of the parties hereto (the "Parties");

          (b) Either Party, by written notice to the other Party, if the Closing shall not have occurred on or before July 1, 2003 or such later date as may be approved in writing by the Parties; provided, however, that this
     Agreement may not be terminated pursuant to the foregoing provision, if all regulatory filings required by Article 4 are made by May 20, 2003 and the
     Parties are proceeding diligently and in good faith to close the transactions contemplated hereby and the sole unfulfilled condition precedent to Closing is the approval or disapproval of the transactions contemplated by this Agreement by the

                                       28

     Ohio Department of Insurance or any other relevant regulatory authority, and the required filings have been made, are being prosecuted in good faith and have not been denied;

          (c) Either Party, by written notice to the other Party, if the Closing shall not have occurred on or before August 15, 2003;

          (d) Notwithstanding subsection (b) above, either Party may terminate this Agreement, at any time after the final refusal to consent to the transfer of the Shares as contemplated herein by the Ohio Department of
     Insurance;

          (e) A Party, if there shall have been any material breach of any covenant of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after the receipt from such Party of a notice in writing specifying the nature of such breach and requesting that such breach be cured; or

          (f) A Party, if the other Party shall be unable to pay its liabilities when due, or has filed a voluntary petition in bankruptcy, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under the laws of the United States government or of the several states, and such receiver or trustee has not been discharged within
     30 days after such appointment.

          (g) Notwithstanding the provisions of Section 7.1(b)-(c) above, a
     Party may not terminate this Agreement under such Sections if the failure of the Closing to occur is due to such Party's malfeasance or the breach of any of its (or in the case of Seller, the Company's) covenants hereunder.

     7.2. Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1, such termination shall be without liability of any Party, or any
Affiliate of such Party, to the other Party to this Agreement, provided, however, that if such termination shall result from the breach by a Party of the representations, warranties or covenants or agreements of such Party contained in this Agreement, such Party shall be liable for any and all damages, costs and expenses (including reasonable counsel fees but excluding consequential damages)
sustained or incurred by the other Party to this Agreement.

                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1. Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or pursuant to the Disclosure
Schedules, or any other schedule, certificate, instrument or document delivered pursuant to this Agreement shall survive the execution and delivery of this
Agreement, any examination by or on behalf of the Parties hereto and the Closing for a period of three years after the Closing Date. Any and all covenants and agreements contained herein shall survive the Closing. Notwithstanding the foregoing, any

                                       29

covenant, representation or warranty as to which a claim shall have been instituted prior to the applicable expiration date as herein provided shall continue to survive until such claim has been finally decided, settled or adjudicated. The three year survival limitation set forth in this Section 8.1 shall not apply to the representations and warranties in Sections 3.1.2, 3.1.11 or 3.1.12 or to the Reinsurance Agreement.

     8.2. Limitations on Indemnification.

          (a) For purposes of this Agreement, (i) "indemnified party" means a
     Person entitled to indemnification under this Agreement, (ii) "indemnifying party" means an Person required to provide indemnification under this
     Agreement, and (iii) "Indemnifiable Losses" means any and all damages, claims, demands, losses, liabilities or expenses (including reasonable attorneys fees and expenses and court costs) for which an indemnified party is entitled to indemnification under this Article 8. Indemnifiable Losses payable by either Party shall be limited in amount to an aggregate payment of $4,000,000; provided, however, that Indemnifiable Losses arising under
     Sections 3.1.2, 3.1.11 or 3.1.12 or Article 6 or the Reinsurance Agreement
     or the Trust Account Agreement shall not be limited in any respect and shall not count toward the $4,000,000 cap. With respect to any claim for
     Indemnifiable Losses arising from breaches of representations and warranties made between the second and third years after Closing (other than claims arising under Sections 3.1.2, 3.1.11 or 3.1.12 or Article 6) no amount shall be due until the aggregate of all Indemnifiable Losses during such one-year period exceeds $250,000, in which event Seller shall be liable for the full amount of such Indemnifiable Losses, subject to the
     $4,000,000 cap.

          (b) Subject to Section 8.5, as between the Parties (and, after the
     Closing, the Company) and their respective Affiliates, directors, officers, agents and representatives, except for other rights and obligations expressly contained in this Agreement or any other agreements to be executed in connection with the transactions contemplated herein, the rights and obligations set forth in this Article 8 will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein and contemplated hereby.

                                       30

     8.3. Indemnity.

          (a) Following the Closing Seller hereby indemnifies Purchaser, its
     Affiliates (including the Company) and their respective directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse Purchaser, its Affiliates (including the Company) and their respective directors, officers, employees and agents, for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the reasonable fees and expenses of Purchaser's counsel and court costs), whether or not resulting from third party claims, resulting from or arising out of (i) the breach of any Seller representation or warranty, or (ii) the nonperformance, partial or total, of any covenant or agreement of Seller and, prior to Closing, the Company contained in this Agreement.

          (b) Following the Closing Purchaser hereby indemnifies Seller and its
     Affiliates, and their respective directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse Seller and its Affiliates, and their respective directors, officers, employees and agents, for any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the reasonable fees and expenses of Seller's counsel and court costs), whether or not resulting from third party claims, resulting from or arising out (i) the breach of any Purchaser representation or warranty or (ii) nonperformance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement.

     8.4. Third Party Claims. If a claim by a third party is made against a party indemnified pursuant to this Article 8, and if such indemnified party intends to seek indemnity with respect thereto under this Article 8, the indemnified party shall promptly (and in any case within 10 Business Days after such claim being made) notify the indemnifying party of such claim; provided, however, that any failure of the indemnified party to notify promptly the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Article 8 except to the extent that the indemnifying party is actually prejudiced under this Article 8 in any way as a result of such failure. The indemnifying party shall have the right (but not the obligation) to undertake, conduct and control, through counsel of its own choosing and at the indemnifying party's expense, the settlement or defense thereof, provided the indemnifying party (i) proceeds in good faith, expeditiously and diligently and (ii) provides the indemnified party a written undertaking reasonably acceptable as to form to the indemnified party (A) to absolutely and unconditionally, irrespective of any defense based on this
Article 8 or otherwise, pay promptly the full amount of any final judgment with respect to such claim and (B) to post any necessary bonds or other security required in order to stay any judgment pending an appeal in the event that the indemnifying party shall elect to prosecute such appeal; the indemnified party shall cooperate with the indemnifying party or parties electing to defend in connection therewith, provided that the indemnifying party shall permit the indemnified party or parties to participate in such settlement or defense through counsel chosen by the indemnified party, provided that (except as provided below) the fees and expenses of such counsel shall be borne by the

                                       31

indemnified party. Without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld or delayed, the indemnifying party will not enter into any settlement of any such claim. If the indemnifying party does not serve on the indemnified party by certified mail, postage prepaid, return receipt requested, a written notice of its intention to defend or does not commence to contest any matter within 10 Business Days after receipt of notice from the indemnified party of the existence of such matter, or if the indemnifying party disputes it is liable to the indemnified party for any sum pursuant to this Article 8 or fails to deliver the undertaking described above, the right to defend such claim shall be deemed waived, and the indemnified party shall have full right and power to defend or otherwise deal with, settle and dispose of the matter (and shall be indemnified for the fees and expenses of counsel retained for such purpose).

     8.5. Exclusive Remedy, etc. The indemnities provided for in Article 6 and this Article 8 shall be the sole and exclusive remedies of the Purchaser, the
Company or the Seller, as the case may be, after the Closing; provided, that nothing herein shall limit in any way any such Party's remedies in respect of fraud or intentional misrepresentation or omission by the other Party in connection herewith or the transactions contemplated hereby or the rights of such Party to such equitable remedies as may be available or any breaches of post closing covenants or agreements between the Parties.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by nationally-recognized overnight courier service or by first-class registered or certified mail, postage prepaid, return receipt requested, addressed:

          if to Seller:

          Great American Insurance Company
          580 Walnut Street
          Cincinnati, Ohio 45202
          Facsimile No.: 513-369-3655
          Attention: General Counsel

                                       32

          if to Purchaser:

          James River Group, Inc.
          1414 Raleigh Road, Suite 415
          Chapel Hill, North Carolina 27517
          Facsimile No.: 919-883-4177
          Attention: J. Adam Abram

          With a copy to (which shall not constitute notice):

          Bryan Cave LLP
          1290 Avenue of the Americas
          New York, New York 10104
          Facsimile No. 212-541-4630
          Attention: Kenneth L. Henderson, Esq.

Seller or Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other Party in the manner provided for herein.

     9.2. Entire Agreement. This Agreement (including the Disclosure Schedules), the Reinsurance Agreement, and the Trust Account Agreement supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     9.3. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

     9.4. Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.
Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, such approval not to be unreasonably withheld. Thereafter the provisions of this Section 9.4 shall cease to apply to Seller and Purchaser.

     9.5. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or

                                       33

condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this
Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     9.6. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

     9.7. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any
Person entitled to indemnity under Article 8.

     9.8. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law, and except that
Purchaser may, with the consent of Seller, which consent shall not be unreasonably withheld (provided that withholding consent shall not be deemed unreasonable, if such assignment would delay the Closing), assign all of its rights hereunder to one or more entities, 100% of the interests in which are owned directly or indirectly by Purchaser, provided that, notwithstanding any such assignment, Purchaser shall remain liable to perform all of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.9. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any signature delivered via facsimile will have the effect of the original thereof.

                                       34

     9.12. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without giving effect to the provisions thereof relating to conflicts of law.

     9.13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE
COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL
BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR
RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS
AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY
CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY
OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD
NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH
SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C)
EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN
INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS
AND CERTIFICATIONS IN THIS SECTION 9.13.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                           AMERICAN EMPIRE SURPLUS LINES
                                           INSURANCE COMPANY

                                           By: /s/ Robert A. Nelson
                                               ---------------------------------
                                               Name:  Robert A. Nelson
                                                      --------------------------
                                               Title: President
                                                      --------------------------

                                           JAMES RIVER GROUP, INC.

                                           By: /s/ J. Adam Abram
                                               ---------------------------------
                                                Name:  J. Adam Abram
                                                       -------------------------
                                                Title: President and CEO
                                                       -------------------------

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